Exhibit (3)(h)

THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND THIS BOND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

PHOENIX CAPITAL GROUP HOLDINGS, LLC

11.00% Unsecured Subordinated Series [ ⚫ ] Bonds due _____

No. of 11.00% Bonds (the “Bonds”): [ ⚫ ]

Principal Amount of the Bonds: $[ ⚫ ]

Series: [ ⚫ ]

PHOENIX CAPITAL GROUP HOLDINGS, LLC, a Delaware limited liability company (the “Company”), for value received, promises to pay to [ ⚫ ] (the “Holder”), the principal sum of up to $[ ⚫ ], as more particularly stated and revised from time to time by the Schedule of Exchanges of Interests in Bonds attached hereto, on the Maturity Date (as defined herein).

[Interest Payment Dates: Monthly payments occurring on the tenth (10th) day of each month, or if any such day is not a business day, the next business day, until the Bonds are no longer outstanding.]1

Interest Distribution: [The Company will pay simple interest to the Holder monthly through cash distributions. At the Maturity Date, the Bondholder will receive the principal. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.]1 / [Interest will be compounded monthly with no monthly cash payments to the Bondholder. On the Maturity Date, the Bondholder will receive the entirety of the accrued interest and principal. Interest will accrue on the basis of a 360-day year consisting of twelve 30-day months. Interest on each Bond will accrue and be cumulative from the date of issuance.]2

Record Dates: The last day of each month.

Maturity Date: The fifth year following the year of issuance on the last day of the month of issuance (for illustration purposes only, if a Bond is issued on December 15, 2022 then it will mature on December 31, 2027).

Reference is made to the further provisions of this Certificate contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed manually, digitally or by facsimile by its duly authorized officer.

Dated: __________

COMPANY:

PHOENIX CAPITAL GROUP HOLDINGS, LLC, a Delaware limited liability company

By:
Name:	Lindsey Wilson
Its:	Manager

(Reverse of Bond)

11.00% Unsecured Subordinated Series [ ⚫ ] Bonds due ___________

This Certificate of Bond (the “Bond”) is dated as of__________, 20__ by and between the Holder and the Company, relating to the offer of $150,000,000 in the aggregate of Bonds of the Company. Capitalized terms used herein shall have the meanings assigned to them in the Company’s Confidential Private Placement Memorandum associated with the Bonds (the “Memorandum”) unless otherwise indicated.

SECTION 1. Interest. The Company promises to pay interest on the principal amount of the Bonds represented by this certificate at 11.00% per annum from the date of issuance, up to but not including the fifth year following the year of issuance on the last day of the month of issuance (the “Maturity Date”) subject to the Company’s option to extend the Maturity Date for an additional one-year period (each, an “Extension Period”) in its sole and absolute discretion. Simple interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. With respect to the maturity or extension thereto of the Bonds, the Company will send to the Holder written notice, no more than 240 days and no less than 180 days prior to a Maturity Date for the Bonds, notifying the Holder of the Bonds’ pending maturity and that the maturity of the Bonds will or will not be extended, as applicable.

[For Series A Bonds, the Company will pay interest due on the Bonds in equal monthly installments on the Interest Payment Dates, or if any such day is not a business day, the next business day. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. By way of illustration, see Exhibit A attached hereto.]1 / [For Series B Bonds, interest will be compounded monthly with no monthly cash payments to the Bondholder. On the Maturity Date, the Bondholder will receive the entirety of the accrued interest and principal. Interest will accrue on the basis of a 360-day year consisting of twelve 30-day months. Interest on each Bond will accrue and be cumulative from the date of issuance. By way of illustration, see Exhibit A attached hereto.]2

SECTION 2. Method of Payment. [The Company will pay interest on the Series A Bonds to the Persons who are Bondholders at the close of the Record Date, even if such Bonds are canceled after such Record Date and on or before such Interest Payment Date.]1 / [The Company will pay the entirety of the accrued interest and principal on the Series B Bonds to the Persons who are Bondholders on the Maturity Date.]2 The Bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company shall pay principal, premium, if any, and interest on the Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest on the Bonds will be payable at the office or agency of the Company maintained for such purpose except that, at the option of the Company, the payment of interest may be made by check mailed to the Bondholders at their respective addresses set forth in the Bondholder List. Until otherwise designated by the Company, the Company’s office or agency will be the Company’s principal place of business.

SECTION 3. Redemption at Option of Holder.

(a) Bonds will be redeemable at the election of the Holder beginning two years from the issuance date of the applicable Bond. In order to request redemption, the Holder must provide written notice to the Company at the Company’s principal place of business that the Holder requests redemption of all or a portion of the Holder’s Bonds (a “Notice of Redemption”). The Company will have 120 days from the date such notice is provided to redeem the Bondholder’s Bonds, at a price per Bond equal to $900 plus any accrued but unpaid interest on the Bond. The Company’s obligation to redeem Bonds with respect to Notices of Redemption received in any given Redemption Period (as defined below) is limited to an aggregate principal amount of Bonds during any Redemption Period equal to the 10% Limit (as defined below).

(b) Any Bonds redeemed as a result of the Holder’s right upon death, disability or bankruptcy set forth in Section 4 will be included in calculating the 10% Limit and will thus reduce the number of Bonds available to be redeemed pursuant to this Section. Bond redemptions set forth in this Section will occur in the order that notices are received.

(c) “10% Limit” shall mean 10% of the aggregate principal of Bonds outstanding at the commencement of the current calendar year; provided, however, during the pendency of the Offering, such amount shall be updated to equal 10% of the aggregate principal of Bonds outstanding at the commencement of the current calendar quarter.

(d) “Offering” shall mean that certain offering for sale of the Bonds as specified in the Memorandum, as the same may be amended.

(e) “Redemption Period” shall mean a calendar year.

SECTION 4. Redemption upon Death, Disability or Bankruptcy.

(a) Subject to subsection (b) below, within 60 days of the death, Qualifying Disability or Bankruptcy (as defined below) of a holder who is a natural person or a Person who beneficially holds Bonds (a “Holder Redemption Event”), the estate of such Person, such Person, or the legal representative of such Person may require the Company to repurchase, in whole but not in part, without penalty, the Bonds held or beneficially held by such Person, as the case may be, by delivering to the Company a written notice requesting such Bonds be redeemed (a “Repurchase Request”). Redemptions due to death, disability or bankruptcy shall count towards the annual 10% limit on redemptions described above; provided, however, that any redemptions pursuant to death, disability or bankruptcy shall not be subject to the 10% limit. Any Repurchase Request shall specify the particular Holder Redemption Event giving rise to the right of the holder or beneficial holder to have his or her Securities repurchased by the Company. If a Bond or beneficial interest is held jointly by natural persons who are legally married, then a Repurchase Request may be made by (i) the surviving holder or beneficial holder upon the occurrence of a Holder Redemption Event arising by virtue of a death, or (ii) the disabled or bankrupt holder or beneficial holder (or a legal representative) upon the occurrence of a Holder Redemption Event arising by virtue of a Disability or Bankruptcy. In the event a Bond or beneficial interest is held together by two or more natural persons that are not legally married (regardless of whether held as joint tenants, co-tenants or otherwise), neither of these persons shall have the right to request that the Company repurchase such Bond or beneficial interest unless a Holder Redemption Event has occurred for all such co-holders or co-beneficial holders of such Bond.

Disability shall mean with respect to any Bondholder or beneficial holder, a determination of disability based upon a physical or mental condition or impairment arising after the date such Bondholder or beneficial holder first acquired Bonds. Any such determination of disability must be made by any of: (1) the Social Security Administration; (2) the U.S. Office of Personnel Management; or (3) the Veteran’s Benefits Administration, or the Applicable Governmental Agency, responsible for reviewing the disability retirement benefits that the applicable Bondholder or beneficial holder could be eligible to receive.

Bankruptcy shall mean, with respect to any Bondholder the final adjudication related to (i) the filing of any petition seeking to adjudicate the Bondholder bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Bondholder or such Bondholder’s debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or (ii) without the consent or acquiescence of such Bondholder, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any bankruptcy, liquidation, dissolution, or other similar statute, law, or regulation, or, without the consent or acquiescence of such Bondholder, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Bondholder or of all or any substantial part of the property of such Bondholder which order shall not be dismissed within ninety (90) days.

(b) Upon receipt of a Repurchase Request under subsection (a) above, the Company shall designate a date for the redemption of such Bonds, which date shall not be later than 30 days after the Company receives documentation and/or certifications establishing (to the reasonable satisfaction of the Company) the occurrence of a Holder Redemption Event. Any redemption of a Bond under this Section will be at a price equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus the then outstanding principal amount of such Bond.

SECTION 5. Redemption at Option of the Company. The Company may redeem the Bonds, in whole or in part, without penalty. If the Bonds are extended for an Extension Period, the Company may redeem the Bonds at any time during such Extension Period. Any redemption of a Bond will be at a price equal to the then outstanding principal on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds. If the Company plans to redeem the Bonds, the Company will give notice of redemption not less than 5 days nor more than 60 days prior to any redemption date to each such holder’s address appearing in our Bondholder List. In the event the Company elects to redeem less than all of the Bonds, the particular Bonds to be redeemed will be selected by us at our sole discretion. Except as set forth in this Section 5, the Bonds may not be redeemed by the Company.

SECTION 6. Waiver. Any existing Default (as defined herein) or compliance with any provision may be waived with the consent of the Holder.

SECTION 7. Events of Default.

(a) Whenever used herein, “Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default. “Event of Default” means any one or more of the following events that has occurred and is continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) the Company defaults in the payment of any installment of interest, upon any of the Bonds as and when the same shall become due and payable, and continuance of such default for a period of 60 days; provided, however, that a valid extension of an interest payment period consented to by the holders of a majority of the Bonds then outstanding (the “Bondholder Majority”) shall not constitute a default in the payment of interest for this purpose;

(2) the Company defaults in the payment of the principal of (or premium, if any, on) any of the Bonds as and when the same shall become due and payable, and continuance of such default for a period of 60 days, whether at maturity, upon redemption, by declaration or otherwise; provided, however, that a valid extension of the maturity of such Bonds consented to by the Bondholder Majority shall not constitute a default in the payment of principal or premium, if any;

(3) the Company fails to observe or perform any other of its covenants or agreements contained in this Bond for a period of 120 days after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” hereunder, shall have been given to the Company by the Bondholder Majority, by registered or certified mail;

(4) the Company pursuant to or within the meaning of any Bankruptcy Law

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors;

(5) a court of competent jurisdiction enters an order under any Bankruptcy Law that

(i) is for relief against the Company in an involuntary case,

(ii) appoints a Custodian of the Company or for all or substantially all of its property, or

(iii) orders the liquidation of the Company, and the orders remain unstayed and in effect for 90 days; or

(6) entry by any court having jurisdiction over the Company of a final and non-appealable judgment or order for the payment of money in excess of $25,000,000.00 (before the application of any pre-judgment interest), singly or in the aggregate for all such final judgments or orders against any Significant Subsidiary.

(b) In each and every such case, unless the principal of all the Bonds shall have already become due and payable, the Bondholder Majority, by notice in writing to the Company, may declare the principal of (and premium, if any, on) and accrued and unpaid interest, on all the Bonds to be due and payable immediately, and subject to Section 12 hereof, upon any such declaration the same shall become and shall be immediately due and payable.

(c) At any time after the principal of the Bonds shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Bondholder Majority, by written notice to the Company, may rescind and annul such declaration and its consequences if:

(1) the Company has paid or deposited with an agent designated by the Bondholder Majority a sum sufficient to pay all matured installments of interest upon all the Bonds and the principal of (and premium, if any, on) any and all Bonds that shall have become due otherwise than by acceleration (with interest upon such principal and premium, if any, and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rate per annum expressed in the Bonds to the date of such payment or deposit), and

(2) any and all Events of Default, other than the nonpayment of principal on Bonds that shall not have become due by their terms, shall have been remedied or waived as provided in Section 7(e). No such rescission and annulment shall extend to or shall affect any subsequent default or impair any right consequent thereon.

(d) In case the Bondholder Majority shall have proceeded to enforce any right with respect to Bonds and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adverse to the Bondholder Majority, then and in every such case, subject to any determination in such proceedings, the Company and the Bondholder Majority shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Company and the Bondholder Majority shall continue as though no such proceedings had been taken.

(e) If an Event of Default occurs and is continuing, the Bondholder Majority may declare the principal of, premium, if any, and accrued interest on the Bonds to be due and payable immediately in accordance with the provisions of Section 12. If an Event of Default occurs and is continuing, the Bonds will continue to accrue interest at the applicable rate for the Bonds. Holders of Bonds may not enforce the Bonds except as provided herein. The Bondholder Majority may on behalf of the holders of all of the Bonds waive any past or existing Default and its consequences except a Default in the payment of principal of, or interest on, any Bond. Upon any such waiver, the default covered thereby shall be deemed to be cured for all purposes of this Bond, and the Company and Bondholders shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

SECTION 8. Remedies of the Bondholders.

(a) The Company covenants that

(1) in case it shall default in the payment of any installment of interest on any of the Bonds, as and when the same shall have become due and payable, and such default shall have continued for a period of 60 days, or

(2) in case it shall default in the payment of the principal of (or premium, if any, on) any of the Bonds when the same shall have become due and payable, whether upon maturity or upon redemption, and such default shall have continued for a period of 60 days, then, upon demand of the Bondholder Majority, the Company will pay to the Bondholders the whole amount that then shall have been become due and payable on all such Bonds for principal (and premium, if any) or interest, or both, as the case may be, with interest upon the overdue principal (and premium, if any) and (to the extent that payment of such interest is enforceable under applicable law) upon overdue installments of interest at the rate per annum expressed in the Bonds; and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection.

(b) If the Company shall fail to pay such amounts forthwith upon such demand, the Bondholder Majority shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company or other obligor upon the Bonds and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or other obligor upon the Bonds, wherever situated. In addition to any action or proceeding at law or in equity, the Bondholder Majority shall have the right to cause the Company to cause the sale of all properties then held by the Company or its Subsidiaries and may collect the moneys received from such sales, following the payment of any fees, costs or expenses of such sales.

(c) In case of any receivership, insolvency, liquidation, bankruptcy, reorganization, readjustment, arrangement, composition or judicial proceedings affecting the Company, or its creditors or property, the Bondholder Majority shall have power to intervene in such proceedings and take any action therein that may be permitted by the court and shall (except as may be otherwise provided by law) be entitled to file such proofs of claim and other papers and documents as may be necessary or advisable in order to have the claims of the Bondholders allowed for the entire amount due and payable by the Company at the date of institution of such proceedings and for any additional amount that may become due and payable by the Company after such date, and to collect and receive any moneys or other property payable or deliverable on any such claim and to distribute the same.

(d) All rights of action and of asserting claims under any of the terms established with respect to the Bonds may be enforced by the Bondholder Majority, or the production thereof at any trial or other proceeding relative thereto, and any recovery of judgment from any such suit or proceeding instituted by the Bondholder Majority shall be for the ratable benefit of the Bondholders. In case of an Event of Default hereunder, the Bondholder Majority may in its discretion protect and enforce the rights vested in it by this Bond by such appropriate judicial proceedings as the Bondholder Majority shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in the Bond or in aid of the exercise of any power granted in this Bond, or to enforce any other legal or equitable right vested in the Bondholder Majority by the Bond or by law.

(e) Any moneys collected by the Bondholder Majority pursuant to this Section shall be applied in the following order, at the date or dates fixed by the Bondholder Majority: (i) first, to the payment of costs and expenses of collection; (ii) second, to the payment of the amounts then due and unpaid upon Bonds of for principal (and premium, if any) and interest, in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Bonds for principal (and premium, if any) and interest, respectively; and (iii) third, upon written direction of the Company, to the payment of the remainder, if any, to the Company or any other Person lawfully entitled thereto as directed by the Company.

(f) No holder of any Bond shall have any right by virtue or by availing of any provision of this Bond to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Bond or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

(1) such holder previously shall have given to the Bondholder Majority written notice of an Event of Default and of the continuance thereof specifying such Event of Default, as hereinbefore provided;

(2) the Bondholder Majority have instituted such action, suit or proceeding;

(3) such holder or holders shall have offered to the Bondholder Majority such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby;

(4) the Bondholder Majority for 60 days after its receipt of such notice, request and offer of indemnity, shall have failed to institute any such action, suit or proceeding; and

(5) notwithstanding anything contained herein to the contrary, the right of any holder of any Bond to receive payment of the principal of (and premium, if any) and interest, on such Bond, as therein provided, on the respective due dates expressed in such Bond (or in the case of redemption, on the redemption date), or to institute suit for the enforcement of any such payment on or after such respective dates or redemption date, shall not be impaired or affected without the consent of such holder and by accepting a Bond hereunder it is expressly understood, intended and covenanted by the taker and holder of every Bond with every other such taker and holder, that no one or more holders shall have any right in any manner whatsoever by virtue or by availing of any provision of this Bond to affect, disturb or prejudice the rights of the holders of any other of such Bonds, or to obtain or seek to obtain priority over or preference to any other such holder, or to enforce any right under this Bond, except in the manner herein provided and for the equal, ratable and common benefit of all holders of Bonds. For the protection and enforcement of the provisions of this Section, each and every Bondholder shall be entitled to such relief as can be given either at law or in equity.

(g) All powers and remedies given by this Section to the Bondholders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any other powers and remedies available to the Bondholders, by judicial proceedings, or otherwise, to enforce the performance or observance of the covenants and agreements established with respect to such Bonds.

(h) No delay or omission of the Bondholders to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power, or shall be construed to be a waiver of any such default or on acquiescence therein; and, subject to the provisions of Section 8(f), every power and remedy given by this Section or by law to the Bondholders may be exercised from time to time, and as often as shall be deemed expedient, by the Bondholders.

SECTION 9. Concerning the Bondholders.

(a) Evidence of Action by Bondholders. Whenever in this Bond it is provided that the Bondholder Majority may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action the holders of such majority or specified percentage have joined therein may be evidenced by any instrument or any number of instruments of similar tenor executed by such holders in Person or by agent or proxy appointed in writing. If the Company shall solicit from the Bondholders any request, demand, authorization, direction, notice, consent, waiver or other action, the Company may, at its option, as evidenced by a Manager’s Certificate, fix in advance a record date for the determination of Bondholders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other action, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other action may be given before or after the record date, but only the Bondholders of record at the close of business on the record date shall be deemed to be Bondholders for the purposes of determining whether Bondholders of the requisite proportion of Bonds outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other action, and for that purpose the Bonds outstanding shall be computed as of the record date; provided, however, that no such authorization, agreement or consent by such Bondholders on the record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Bond not later than six months after the record date.

(b) Proof of Execution by Bondholders. Proof of the execution of any instrument by a Bondholder (such proof will not require notarization) or his agent or proxy and proof of the holding by any Person of any of the Bonds shall be sufficient if made in the following manner: the fact and date of the execution by any such Person of any instrument may be proved in any reasonable manner acceptable to the Bondholder Majority. The Bondholder Majority may require such additional proof of any matter referred to in this Section as it shall deem necessary.

(c) Actions Binding on Future Bondholders. At any time prior to (but not after) the evidencing to the Bondholder Majority, as provided in Section 9(a), of the taking of any action by the holders of the majority or percentage in aggregate principal amount of the Bonds specified in this Bond in connection with such action, any holder of a Bond that is shown by the evidence to be included in the Bonds the holders of which have consented to such action may, by filing written notice with the Bondholder Majority, and upon proof of holding, revoke such action so far as concerns such Bond. Except as aforesaid any such action taken by the holder of any Bond shall be conclusive and binding upon such holder and upon all future holders and owners of such Bond, and of any Bond issued in exchange therefor, on registration of transfer thereof or in place thereof, irrespective of whether or not any notation in regard thereto is made upon such Bond. Any action taken by the holders of the majority or percentage in aggregate principal amount of the Bonds specified in the terms of this Bond in connection with such action shall be conclusively binding upon the Company and Bondholders.

SECTION 10. Bondholder Lists and Reports by the Company.

(a) Bondholder List. The Company shall preserve, in as current a form as is reasonably practicable, a list of the names and addresses of the Bondholders (the “Bondholder List”). A Bondholder has the right to request the most current Bondholder List from the Company, and the Company shall provide such Bondholder with the Bondholder List upon such request. The Bondholders may communicate with other Bondholders with respect to their rights under the Bonds.

(b) Reports. The Company covenants and agrees to provide (which delivery may be via electronic mail) to the Bondholders, (i) monthly reports of its cash and cash equivalents; (ii) annually, within one hundred twenty (120) days following December 31st, a written statement certifying that to the knowledge of the Company’s officers the Company is in compliance with this Bond, or specifying any Event of Default hereunder; and (iii) within 15 days after the Company files the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that the Company files with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; provided, however, the Company shall not be required to deliver to the Bondholders any materials for which the Company has sought and received confidential treatment by the SEC; and provided further, so long as such filings by the Company are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR), such filings shall be deemed to have been filed with the Bondholders for purposes of this Section without any further action required by the Company, provided, however, that the Bondholders shall have no obligation whatsoever to determine if such filing has been so made and shall have no obligation to review any of the reports or other documentation delivered to it under this Section.

SECTION 11. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in any of the Bonds or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Bonds.

SECTION 12. Subordination.

(a) Agreement to Subordinate. The indebtedness evidenced by the Bonds including the principal amount thereof shall be unsecured, and is hereby made, subordinate and subject in right of payment, to the extent and in the manner hereinafter set forth in this Section, to the prior payment in full of all Senior Indebtedness of the Company, whether now outstanding or hereafter incurred. Each Bondholder, by the acceptance thereof, agrees to and shall be bound by the provisions of this Section.

(b) Distribution on Dissolution, etc. Upon any distribution of the assets of the Company upon any dissolution or winding-up or total liquidation of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors of the Company or otherwise):

(1) all indebtedness for Senior Indebtedness shall first be paid in full, or provision made for such payment, before any payment is made on account of the principal amount or interest accrued on the indebtedness evidenced in any of the Bonds;

(2) any payment or distribution of assets of the Company, whether in cash, property or securities, to which Bondholders would be entitled except for the provisions of this Section, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for benefit of creditors or other liquidating agent making such payment or distribution, directly to the holders of Senior Indebtedness or their representative or representatives, to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness;

(3) in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company, whether in cash, property or securities, shall be received by Bondholders before all Senior Indebtedness is paid in full or provision made for its payment, such payments or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to the holders of such Senior Indebtedness or their representative or representatives, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness; and

(4) any payments or distributions paid over to the holders of the Senior Indebtedness pursuant to this Section and not applied in reduction of the amounts owing to Bondholders shall be deemed not to have discharged any of the obligations of the Company hereunder (and, to the extent that by operation of applicable law they are treated as doing so, the Company hereby agrees to indemnify the Bondholder on demand from and against any loss suffered or incurred by it in consequence thereof.

Upon any payment or distribution of assets of the Company referred to in this Section, the Bondholders and shall be entitled to rely upon a certificate of the trustee in bankruptcy, receiver, assignee for benefit of creditors or other liquidating agent making such payment for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section.

(c) Subrogation of Bonds. Subject to the payment in full of all Senior Indebtedness, to the extent that the Company has made payment or distribution of assets to holders of Senior Indebtedness pursuant to Section 12(b) or (d) hereof, the Bondholder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company made on the Senior Indebtedness, until the principal and interest on the Bond shall be paid in full and no such payments or distributions to the holder of cash, property or securities which otherwise would be payable or distributable to the holders of Senior Indebtedness shall, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Bondholders be deemed to be a payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Section are and are intended solely for the purpose of defining the relative rights of the Bondholders on the one hand, and the holders of Senior Indebtedness, on the other hand. Nothing contained in this Section 12 or elsewhere in this Bond is intended to or shall impair, as between the Company and its creditors (other than the holders of Senior Indebtedness and the Bondholders) the obligation of the Company, which is unconditional and absolute, to pay to the Bondholders the principal of the Bonds and the interest accrued thereon, as and when the same shall become due and payable in accordance with its terms, or affect the relative rights of the Bondholders and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder from exercising all remedies otherwise permitted by applicable law upon default under this Bond subject to the rights, if any, under this Section of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

(d) No Payment if Senior Indebtedness in Default. Upon demand for payment being made on the Senior Indebtedness or upon maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, then all principal and premium, if any, and interest and related fees and expenses associated with all such Senior Indebtedness shall first be paid in full, or shall first have been duly provided for, before any payment on account of principal of the Bond or any interest accrued thereon is made unless and until such default shall have been cured or waived or shall cease to exist. In the case of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate maturity thereof or demand payment thereof or in the case of any default in making payment on demand of any Senior Indebtedness which is payable on demand, then unless and until such default shall have been cured or waived or shall cease to exist:

(i) no payment or distribution of assets of the Company (whether in cash, property or securities) shall be made by the Company with respect to the principal of the Bonds or any interest accrued thereon after the happening and during the continuance of such a default;

(ii) any payment or distribution of assets of the Company, (whether in cash, property or securities) to which the Bondholders would be entitled except for the provisions of this Section, shall be paid or delivered directly to the holders of such Senior Indebtedness or their representative or, to the extent necessary to pay all Senior Indebtedness which is the subject of default in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness;

(iii) in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company, whether in cash, property or securities, shall be received by the Bondholders before all Senior Indebtedness is paid in full or provision made for its payment, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness; and

(iv) any payments or distributions paid over to the holders of the Senior Indebtedness pursuant to this Section and not applied in reduction of the amounts owing to the Bondholders shall be deemed not to have discharged any of the obligations of the Company hereunder (and, to the extent that by operation of applicable law they are treated as doing so, the Company hereby agrees to indemnify the Bondholders on demand from and against any loss suffered or incurred by them it consequence thereof).

Upon any payment or distribution of assets of the Company referred to in this Section, the Bondholders shall be entitled to rely upon a certificate of the trustee in bankruptcy, receiver, assignee for benefit of creditors or other liquidating agent making such payment or distribution, delivered to the Bondholders, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section.

(e) Standstill. As long as any Senior Indebtedness remains outstanding, the Bondholder Majority shall not, without prior written consent of the holder of the Senior Indebtedness:

(i) exercise or seek to exercise any right or remedy with respect to an Event of Default including any collection or enforcement right or remedy; or

(ii) institute any action or proceeding against the Company or any of its assets including without limitation any possession, sale or foreclosure action or proceeding; or

(iii) contest, protest or object to any enforcement proceeding or other action commenced under the Senior Indebtedness.

for a period of 90 days after delivery of notice of an Event of Default to the holder of the Senior Indebtedness (the “Standstill Period”). The Bondholder Majority shall only be permitted to commence such enforcement proceedings upon the receipt of written consent from the holder of the Senior Indebtedness or upon the following of the expiration of the Standstill Period.

(f) Rights of Bondholder Reserved. Nothing contained in this Section or elsewhere in this Bond is intended to or shall impair, as between the Company and the Bondholders, the obligation of the Company, which is absolute and unconditional, to pay to the holder of the Bond the principal amount of the Bond and interest accrued thereon as and when the same shall become due and payable in accordance with its terms, nor shall anything herein prevent the Bondholders from exercising all remedies otherwise permitted by applicable law upon default, subject to the rights, if any, under this Section of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

Nothing contained in this Section or elsewhere in this Bond shall affect the obligation of the Company to make, or prevent the Company from making, at any time payment of principal of the Bond, except (i) during the pendency of any dissolution, winding-up or liquidation of the Company or reorganization proceedings specified in Section 12(b) hereof affecting the affairs of the Company and (ii) if it is in default with respect to any Senior Indebtedness or if such payment would result in a default under any Senior Indebtedness.

(g) Subrogation Not to be Impaired. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Bond, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

(h) For the purposes of this Section, “Senior Indebtedness” shall mean the indebtedness of the Company pursuant to any debt which ranks senior to the bonds, including, but not limited to, the indebtedness outstanding under the credit agreement dated October 28, 2021 among the Company, as borrower, and Cortland Credit Lending Corporation, as agent for and on behalf of the lenders thereunder from time to time, and any other debt that we agree is expressly superior in rank.

SECTION 13. Successor Entity. Nothing contained in this Bond shall permit any consolidation or merger of the Company with or into any other Person (whether or not affiliated with the Company) or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or shall permit any sale, conveyance, transfer or other disposition of the property of the Company or its successor or successors as an entirety, or substantially as an entirety, to any other Person (whether or not affiliated with the Company or its successor or successors) authorized to acquire and operate the same.

SECTION 14. Miscellaneous Provisions.

(a) Governing Law. This Bond shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(b) Effect on Successors and Assigns. All the covenants, stipulations, promises and agreements in this Bond contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

(c) Acts by Successor. Any act or proceeding by any provision of this Bond authorized or required to be done or performed by any board, committee or officer of the Company shall and may be done and performed with like force and effect by the corresponding board, committee or officer of any corporation that shall at the time be the lawful successor of the Company.

(d) Notices. Except as otherwise expressly provided herein any notice or demand that by any provision of this Bond is required or permitted to be given or served by the Bondholders to or on the Company may be given or served by being deposited first class postage prepaid in a post-office letterbox addressed (until another address is filed in writing by the Company with the Trustee), as follows: c/o 18575 Jamboree Road, Suite 830, Irvine, CA 92612.

(e) Treatment of Bonds as Debt. It is intended that the Bonds will be treated as indebtedness and not as equity for federal income tax purposes. The provisions of this Bond shall be interpreted to further this intention.

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